Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-122908, 333-150804 and 333-174319) on Form S-8 of Dolby Laboratories, Inc. (the Company) of our reports dated November 22, 2011, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. and subsidiaries as of September 30, 2011 and September 24, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2011, and the effectiveness of internal control over financial reporting as of September 30, 2011, which reports appear in the September 30, 2011 annual report on Form 10-K of the Company.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for multiple-element revenue arrangements at the beginning of fiscal 2010.

/s/ KPMG LLP

San Francisco, California

November 22, 2011